Exhibit 99.1
BAKER NOT RE-SELECTED FOR PROTESTED FEMA HOUSING INSPECTION SERVICES CONTRACT
ALEXANDRIA, Va. (4/6/07) —
     Michael Baker Jr., Inc., an engineering unit of Michael Baker Corporation (Amex:BKR), announced today that it has been informed by the Department of Homeland Security’s Federal Emergency Management Agency (FEMA) that the Company was not selected for the Housing Inspection Services Contract. This contract was awarded initially to Baker, but that award was subsequently protested and the Agency re-procured the contract.
     Richard L. Shaw, Baker’s chairman and chief executive officer, said, “While we are disappointed that we were not selected for this contract, we value our long-standing relationship with FEMA. We look forward to continuing to work with the Agency as the Program Manager for the Map Modernization Contract, on which we recently received an authorization that extends the current task order period of performance to September 30, 2007, and increases the task order amount by $40.8 million to a potential total of $84 million, thus bringing the contract value to date to $388.2 million.” He added that the Company has announced approximately $80 million of new work during the first quarter of 2007, and has been selected for another $60 million in contracts this year that will be announced once negotiations are completed. “Our key engineering and energy markets are strong, and we remain optimistic about our business prospects for 2007,” Shaw concluded.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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